EXHIBIT 99.1
Blue River Bancshares, Inc. announces Increased Dividend, Amendment to Stock Repurchase Program, Sale of Paramount Bank Charter, Appointment of Chief Financial Officer and 2nd Quarter Earnings (Unaudited)
July 27, 2007
Blue River Bancshares, Inc. (NASDAQ: BRBI) today announced that a quarterly dividend of $.025 per share was declared by the Board of Directors, payable September 1, 2007, to shareholders of record as of the close of business on August 15, 2007. This is the fourth consecutive quarterly dividend increase since the company began its dividend program.
Blue River also announced today that its Board of Directors approved an increase in the number of shares of stock that may be purchased under Blue River’s stock repurchase program. Under the stock repurchase program, Blue River may repurchase up to 200,000 shares of its common stock in addition to the 9,376 shares remaining under the program, as previously approved. The 209,376 shares represent approximately 6.04% of Blue River’s outstanding common stock. Shares will be repurchased from time-to-time in the open market or in privately negotiated transactions in accordance with applicable federal and state securities and banking laws and regulations. The extent to which Blue River repurchases shares of its common stock and the timing of such repurchases will depend upon stock price, general economic and market conditions and other corporate considerations. The repurchase program may be terminated or suspended at any time by resolution of the Board of Directors.
On July 20, 2007, Blue River completed the sale of the charter of its subsidiary savings bank, Paramount Bank, to FirstAtlantic Financial Holdings, Inc. The charter sale was completed pursuant to the terms of an Agreement and Plan of Reorganization, dated September 18, 2006, by and between Blue River and FirstAtlantic, as amended June 13, 2007.
The charter sale did not include the transfer of any operations, facilities or personnel of Paramount Bank which will continue to be owned by Blue River and serve the Lexington, Kentucky market. All of the operating assets of Paramount were transferred to another of Blue River’s subsidiaries, SCB Bank, in an inter-company transaction immediately prior to the effectiveness of the charter sale. Blue River intends to operate Paramount Bank as a division of SCB Bank under its current name. Further, to reflect the broad geographic area served, Blue River changed the corporate title of Shelby County Bank to SCB Bank effective upon the closing of the charter sale. SCB Bank will do business in the Shelbyville, Indiana market under the name Shelby County Bank, a division of SCB Bank.

Blue River received $1,687,500 in consideration for the Paramount charter and after estimated expenses associated with the sale, estimated related reorganization and the estimated data processing conversion expenses, the Company anticipates recognizing revenue, net of tax, in the amount of $825,000 to $875,000 during the third quarter of 2007 associated with the transaction.
In addition, Blue River reported consolidated net income of $1,000 for the quarter ended June 30, 2007. This net income compares to consolidated net income for the same period of 2006 of $112,000. Fully diluted earnings per share were $.00 for the quarter ended June 30, 2007 and $.03 for the same period in 2006. Weighted average outstanding shares (fully diluted) were 3,489,663, as of June 30, 2007, compared to 3,515,868 shares at the end of the same quarter of 2006. The reduction of net income was primarily due to decreases in non-interest income and increases in the provision for loan losses as described further below.
Net interest income before loan loss provision for the three months ended June 30, 2007 was $2,140,000 as compared to $2,010,000 for the same period of 2006. This increase was primarily the result of loans outstanding increasing by 15.1% during the past year, although the full impact of this increase was largely offset by the increased funding expense associated with the loss of a large demand deposit account maintained at Paramount Bank since our acquisition in 2003. Under the terms of our purchase agreement in 2003, this deposit was required to remain with us until early 2007, and this was the first full quarter after the loss of this deposit and its replacement with higher cost funding. Non-interest income was $131,000 compared to $210,000 for the same period of 2006. Primarily as a result of our reduction of emphasis on mortgage originations, we experienced a decline in non interest income. Also, there was a decrease in service charges and fees related to the closure of deposit accounts that had produced a high volume of overdraft charges. During the 2007 quarter there was a $75,000 charge to reduce the value of an asset acquired during foreclosure and during the 2006 quarter there was a charge of $83,000 on the disposition of other real estate and a write off of our investment in The Bank Insurance Company.
The loan loss provision was $410,000 for the three months ended June 30, 2007 versus $215,000 for the quarter ended June 30, 2006. Slightly over 50% of this quarter’s provision was the result of increased specific reserves for loans to one builder who has not been able to perform as planned. Most of the remaining balance of the provision reflects increased specific reserves necessary based on our reassessment of the probability of repayment for four other borrowers.
Non-interest expense increased to $1,853,000 for the quarter ended June 30, 2007 as compared to $1,827,000 for the quarter ended June 30, 2006. The core banking non interest expenses were stable for the current quarter when compared to the same quarter in the previous year.
Blue River is also pleased to announce the election of Sarita S. Grace as Senior Vice President and Chief Financial Officer. Ms. Grace has been CFO of Paramount Bank since joining the bank in 2004. In addition to her financial reporting skills, her work experiences will allow her to provide leadership to Blue River as it continues to strengthen its policies, systems and controls.
Russell Breeden, III, Chairman, CEO and President of Blue River commented, “We are pleased to be able to increase the dividend, again this quarter. This action, along with the stock repurchase program, continues to reflect the confidence your Board of Directors has in the future of Blue River Bancshares, Inc. and the positive financial impact of the charter sale.”
Mr. Breeden also added, “As we communicated after the last quarter, our ability to develop a strong stream of net interest income has provided the foundation for us to continue to create increased shareholder value. However, during the short term our challenge will be to achieve a reasonable resolution to a small number of loans. Our success at this activity will, obviously, dictate the level of our short term operating profit. Our long term focus continues to be to create premier community banks in both of our markets.”
Blue River Bancshares, Inc. is the holding company for SCB Bank which operates two divisions: Shelby County Bank, Shelbyville, Indiana and Paramount Bank in Lexington, Kentucky.
Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.
These forward-looking statements are based upon the current beliefs and expectations of Blue River’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River’s control. Blue River’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River’s control and any other risks detailed in Blue River’s reports filed with the Securities and Exchange Commission.
Blue River undertakes no obligation to revise these statements following the date of this press release.

CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED)
QUARTERS ENDED June 30

	2007	2006

GROSS LOANS	$199,776,000	$173,605,000
TOTAL ASSETS	$236,585,000	$214,296,000
DEPOSITS	$191,774,000	$175,439,000
SHAREHOLDERS’ EQUITY	$17,491,000	$17,464,000
BOOK VALUE PER SHARE	$5.05	$4.98

NET INTEREST INCOME	$2,140,000	$2,010,000
PROVISION FOR LOAN LOSSES	$410,000	$215,000
NON INTEREST INCOME	$131,000	$210,000
NON INTEREST EXPENSE	$1,853,000	$1,827,000
INCOME TAX EXPENSE	$6,000	$67,000
NET INCOME	$1,000	$112,000
BASIC & DILUTIVE EARNINGS PER SHARE	$.00	$.03